PRESS RELEASE


CONTACT:       Martin M. Shea                            For Immediate Release
               Triarc Companies, Inc.
               212/230-3030


        TRIARC SELLS GRANITEVILLE TO AVONDALE FOR $255 MILLION IN CASH


NEW YORK, New York, April 29, 1996 -- Triarc Companies, Inc. (NYSE:TRY) announced today that it has sold its Graniteville textile business to Avondale Mills, Inc. for $255 million in cash, subject to certain post-closing adjustments. C.H. Patrick & Co., Inc., Triarc's dyes and specialty chemical subsidiary, and certain other excluded assets are not part of the transaction. As part of the sale, Avondale assumed all liabilities relating to the textile business, other than income tax liabilities, Graniteville's long-term debt (which was repaid at the closing) and certain other specified liabilities.

In connection with the Graniteville sale, Avondale and C.H. Patrick have entered into a 10-year supply agreement, pursuant to which C.H. Patrick has the right to supply to the combined Graniteville/Avondale textile operations certain of its dyes and chemicals.

"We are very pleased to have had the opportunity to work with all of our associates at Graniteville and to conclude the sale of this great asset to such a professional organization, Avondale. We wish them success in the future, said Nelson Peltz, chairman and chief executive officer of Triarc Companies, Inc.

                                  *   *   *

With annual sales approaching $1 billion, Triarc Companies is comprised of four businesses: restaurants (Arby s), beverages (Royal Crown Company and Mistic Brands), liquefied petroleum gas (National Propane), and specialty dyes and chemicals (C.H. Patrick).
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